Exhibit (5)(c)

                       ROTH INDIVIDUAL RETIREMENT ANNUITY
                              DISCLOSURE STATEMENT

This Disclosure Statement explains the rules governing a Roth IRA. The term Roth IRA will be used in this Disclosure Statement to refer to a Roth IRA (under Internal Revenue Code (Code) sections 408A and 408(b)) unless specified otherwise.

RIGHT TO REVOKE YOUR IRA:

If you receive this Disclosure Statement at the time you establish your Roth IRA, you have the right to revoke your Roth IRA within seven (7) days of its establishment. If revoked, you are entitled to a full return of the Premiums you made to your Roth IRA. The amount returned to you would not include an adjustment for such items as sales commissions, administrative expenses, or fluctuation in market value. You may make this revocation only by mailing or delivering a written notice to the Issuer at the address listed on the Application.

If you send your notice by first class mail, your revocation will be deemed mailed as of the postmark date.

If you have any questions about the procedure for revoking your Roth IRA, please contact the Issuer listed on the Application.

REQUIREMENTS OF A ROTH IRA:

A. CASH PREMIUMS - Your Premium must be in cash, unless it is a rollover or conversion.

B. MAXIMUM PREMIUM - The total amount of the Premiums to your Roth IRA for any taxable year cannot exceed the lesser of 100 percent of your compensation or $3,000 for years 2002-2004, $4,000 for years 2005-2007, and $5,000 for 2008 with possible cost-of-living adjustments in years 2009 and beyond. If you also maintain a Traditional IRA (i.e., an IRA subject to the limits of Internal Revenue Code (Code) sections 408(a) or 408(b)) the maximum Premium to your Roth IRA is reduced by any Premiums you make to your Traditional IRA. Your total annual Premiums to all Traditional IRAs and Roth IRAs cannot exceed the lesser of the dollar amounts described above or 100 percent of your compensation.

   Your Roth IRA Premium is further limited if your modified adjusted gross income (MAGI) equals or exceeds $150,000 if you are a married individual filing a joint income tax return, or equals or exceeds $95,000 if you are a single individual. Married individuals filing a joint income tax return with MAGI equaling or exceeding $160,000 may not fund a Roth IRA. Single individuals with MAGI equaling or exceeding $110,000 may not fund a Roth IRA. Married individuals filing a separate income tax return with MAGI equaling or exceeding $10,000 may not fund a Roth IRA.

   If you are married filing a joint income tax return and your MAGI is between $150,000 and $160,000, your maximum Roth IRA Premium is determined as follows: (1) Subtract your MAGI from $160,000; (2) divide the difference by $10,000; and (3) multiply the result in step (2) by the maximum allowable Premium for the year, including catch-up Premiums if you are age 50 or older. For example, if you are age 30 and your MAGI is $155,000, your maximum Roth IRA Premium for 2002 is $1,500. This amount is determined as follows: [($160,000 minus $155,000) divided by $10,000] multiplied by $3,000.

   If you are single and your MAGI is between $95,000 and $110,000, your maximum Roth IRA Premium is determined as follows: (1) Subtract your MAGI from $110,000; (2) divide the difference by $15,000; and (3) multiply the result in step (2) by the maximum allowable Premium for the year, including catch-up Premiums if you are age 50 or older. For example, if you are age 30 and your MAGI is $98,000, your maximum Roth IRA Premium for 2002 is $2,400. This amount is determined as follows: [($110,000 minus $98,000) divided by $15,000] multiplied by $3,000.

C. PREMIUM ELIGIBILITY - You are eligible to make a regular Premium to your Roth IRA, regardless of your age, if you have compensation and your MAGI is below the maximum threshold. Your Roth IRA Premium is not limited by your participation in a retirement plan, other than a Traditional IRA.

D. CATCH-UP PREMIUMS -  If you are age 50 or  older by the close of the  taxable year, you may make an additional Premium to your Roth IRA. The maximum additional Premium is $500 for years 2002 - 2005 and $1,000 for years 2006 and beyond.

E. NONFORFEITABILITY - Your interest in your Roth IRA is nonforfeitable.

F. COMMINGLING ASSETS - The assets of your Roth IRA cannot be commingled with other property except in a common trust fund or common investment fund.

G. LIFE INSURANCE - No portion of your Roth IRA may be invested in life insurance contracts.

H. REFUND OF PREMIUMS - Any refund of Premiums must be applied before the close of the calendar year following the year of the refund toward the payment of future Premiums, paid-up annuity additions, or the purchase of additional benefits.

I. COLLECTIBLES  -  You  may  not  invest  the  assets  of  your  Roth  IRA   in
   collectibles (within the meaning of Code section 408(m)). A collectible is defined as any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage, or other tangible personal property specified by the Internal Revenue Service (IRS). However, specially minted United States gold and silver coins and certain state-issued coins are permissible investments. Platinum coins and certain gold, silver, platinum or palladium bullion (as described in Code section 408(m)(3)) are also permitted as Roth IRA investments.

J. BENEFICIARY PAYOUTS - Your Designated Beneficiary is determined based on the Beneficiary(ies) designated as of the date of your death who remains your Beneficiary(ies) as of September 30 of the year following the year of your
   death.   If you die,

   1) on or after your distributions have irrevocably commenced due to the annuitization of the Contract, distributions must be made to your Beneficiary(ies) according to the distribution option you chose.

   2) before your distributions have irrevocably commenced, distributions will, at the election of your Beneficiary(ies), either

       (a) be distributed by December 31 of the year containing the fifth anniversary of your death, or

       (b)  be  distributed   over  the  remaining   life  expectancy  of   your
            Designated Beneficiary(ies).

Your Designated Beneficiary(ies) must elect either option (a) or (b) by December 31 of the year following the year of your death. If no election is made, distribution will be calculated in accordance with option (b). In the case of a distribution under option (b), distributions must commence by December 31 of the year following the year of your death. If your spouse is the Designated Beneficiary, distributions need not commence until December 31 of the year you would have attained age 70-1/2, if later. If a Beneficiary(ies) other than an individual or qualified trust as defined in the Regulations is named, you will be treated as having no Designated Beneficiary(ies) of your Roth IRA for purposes of determining the distribution period. If there is no Designated Beneficiary of your Roth IRA, the entire Roth IRA must be distributed by December 31 of the year containing the fifth anniversary of your death.

A spouse who is the sole Designated Beneficiary of your entire Roth IRA may elect to redesignate your Roth IRA as his or her own. Alternatively, the sole spouse Beneficiary will be deemed to elect to treat your Roth IRA as his or her own by either (1) making Premiums to your Roth IRA or (2) failing to timely remove a required minimum distribution from your Roth IRA. Regardless of whether or not the spouse is the sole Designated Beneficiary of your Roth IRA, a spouse Beneficiary may roll over his or her share of the assets to his or her own Roth IRA.

To the extent the IRS permits use of the required minimum distribution rules provided in either the 1987 or 2001 Proposed Regulations under Code sections 408 and 401(a)(9), those rules, as specifically described in the Regulations, and as summarized in the applicable IRS Publication 590, may continue to be applied. These transactions are often complex. If you have any questions regarding required minimum distributions, please see a competent tax advisor.

INCOME TAX CONSEQUENCES OF ESTABLISHING A ROTH IRA:

A. PREMIUMS NOT DEDUCTED - No deduction is allowed for Roth IRA Premiums, including transfers, rollovers and conversion Premiums.

B. PREMIUM DEADLINE - The deadline for making a Roth IRA Premium is your tax return due date (not including extensions). You may designate a Premium as a Premium for the preceding taxable year in a manner acceptable to us. For example, if you are a calendar year taxpayer, and you make your Roth IRA Premium on or before April 15, your Premium is considered to have been made for the previous year if you designate it as such.

C. TAX CREDIT FOR PREMIUMS - For taxable years beginning on or after January 1, 2002 and ending on or before December 31, 2006, you may be eligible to receive a tax credit on your Traditional or Roth IRA Premiums. This credit will be allowed in addition to any tax deduction that may apply, and may not exceed $1,000 in a given year. You may be eligible for this tax credit if you are

   o   age 18 or older as of the close of the taxable year,

   o   not a dependent of another taxpayer, and

   o   not a full-time student.

The credit is based upon your income (see chart below) and will range from 0 to 50 percent of eligible Premiums. In order to determine the amount of your premiums, add all of the Premiums made to your Traditional or Roth IRA and reduce these Premiums by any distributions that you may have taken during the testing period. The testing period begins two years prior to the year for which the credit is sought and ends on the tax return due date (including extensions) for the year for which the credit is sought. In order to determine your tax credit, multiply the applicable percentage from the chart below by the amount of your retirement savings Premiums that do not exceed $2,000.

                    Adjusted Gross Income*<F4>
  ----------------------------------------------------------
                       Head of a                                 Applicable
  Joint Return         Household             All Other Cases     Percentage
  ------------         ---------             ---------------     ----------
$1 -     30,000     $1 -      22,500         $1 -      15,000       50
30,001 - 32,500     22,501 -  24,375         15,001 -  16,250       20
32,501 - 50,000     24,376 -  37,500         16,251 -  25,000       10
Over     50,000     Over      37,500         Over      25,000        0

*<F4> Adjusted gross income includes foreign earned income and income from Guam, America Samoa, North Mariana Islands and Puerto Rico.

D. TAX-DEFERRED EARNINGS - The investment earnings of your Roth IRA are not subject to federal income tax as they accumulate in your Roth IRA. In addition, distributions of your Roth IRA earnings will be free from federal income tax if you take a qualified distribution, as described below.

E. TAXATION OF DISTRIBUTIONS - The taxation of a distribution from your Roth IRA depends on whether the distribution is a qualified distribution or a nonqualified distribution.

   1. Qualified Distributions - Qualified distributions from your Roth IRA (both the Premiums and earnings) are not included in your income. A qualified distribution is a distribution which is made after the expiration of the five-year period beginning January 1 of the first year for which you made any Premiums to any Roth IRA (including a conversion from a Traditional IRA) and is made on account of one of the following events:

       o   attainment of age 59-1/2,

       o   disability,

       o   the purchase of a first home, or

       o   death.

   For example, if you make a Premium payment to your Roth IRA for 1998, the five-year period for determining whether a distribution is a qualified distribution will be satisfied as of January 1, 2003.

   2. Nonqualified Distributions - If you do not meet the requirements for a qualified distribution, any earnings you withdraw from your Roth IRA will be included in your gross income and, if you are under age 59-1/2, may be subject to an early distribution penalty. However, when you take a distribution, the Premiums you deposited annually to any Roth IRA account will be deemed to be removed first, followed by conversion Premiums made to any Roth IRA on a first-in, first-out basis. Therefore, your nonqualified distributions will not be taxable to you until your withdrawals exceed the amount of your annual Premiums and your conversion amounts. However, the 10 percent early distribution penalty may apply to conversion Premiums distributed within the five-year period beginning with the year in which the conversion occurred. These "ordering rules" are complex. If you have any questions regarding the taxation of distributions from your Roth IRA, please see a competent tax advisor.

F. REQUIRED MINIMUM DISTRIBUTIONS - You are not required to take distributions from your Roth IRA at age 70-1/2 (as required for Traditional and SIMPLE
   IRAs). However, your Beneficiary(ies) is generally required to take distributions from your Roth IRA after your death. See the section titled Beneficiary Payouts in this Disclosure Statement regarding Beneficiary's(ies') required minimum distributions.

G. ROLLOVERS AND CONVERSIONS - Your Roth IRA may be rolled over to another Roth IRA of yours, may receive rollover deposits, or may receive conversion deposits provided that all of the applicable rollover or conversion rules are followed. Rollover is a term used to describe a tax-free movement of cash or other property to your Roth IRA from another Roth IRAs. Conversion is a term used to describe the movement of Traditional IRA or SIMPLE IRA assets to a Roth IRA. A conversion is generally a taxable event. The rollover and conversion rules are generally summarized below. These transactions are often complex. If you have any questions regarding a rollover or conversion, please see a competent tax advisor.

   1. Roth IRA to Roth IRA Rollovers - Funds distributed from your Roth IRA may be rolled over to a Roth IRA of yours if the requirements of Code section 408(d)(3) are met. A proper Roth IRA to Roth IRA rollover is completed if all or part of the distribution is rolled over not later than 60 days after the distribution is received. You may not have completed another Roth IRA to Roth IRA rollover from the distributing Roth IRA during the 12 months preceding the date you receive the distribution. Further, you may roll over the same dollars or assets only once every 12 months. Roth IRA assets may not be rolled over to other types of IRAs (e.g., Traditional IRA, SIMPLE IRA).

   2. Traditional IRA To Roth IRA Conversions - If your MAGI is not more than $100,000, and you are not married filing a separate income tax return, you are eligible to convert all or any portion of your existing Traditional IRA(s) into your Roth IRA(s). However, if you are age 70-1/2 or older you must remove your required minimum distribution prior to converting your Traditional IRA. The amount of the conversion from your Traditional IRA to your Roth IRA shall be treated as a distribution for income tax purposes, and is includible in your gross income (except for any nondeductible Premiums). Although the conversion amount is generally included in income, the 10 percent early distribution penalty shall not apply to conversions from a Traditional IRA to a Roth IRA, regardless of whether you qualify for any exceptions to the 10 percent penalty.

   3. SIMPLE IRA to Roth IRA Conversions - If your MAGI is not more than $100,000 and you are not married filing a separate income tax return, you are eligible to convert all or any portion of your existing savings incentive match plan for employees of small employers (SIMPLE) IRA(s) into your Roth IRA(s), provided two years have passed since you first participated in a SIMPLE IRA plan sponsored by your employer. However, if you are age 70-1/2 or older you must remove your required minimum distribution prior to converting your SIMPLE IRA. The amount of the conversion from your SIMPLE IRA to your Roth IRA shall be treated as a distribution for income tax purposes and is includible in your gross income. Although the conversion amount is generally included in income, the 10 percent early distribution penalty shall not apply to conversions from a SIMPLE IRA to a Roth IRA, regardless of whether you qualify for any exceptions to the 10 percent penalty.

   4. Written Election - At the time you make a proper rollover or conversion to a Roth IRA, you must designate in writing to the Issuer, your election to treat that Premium as a rollover or conversion. Once made, the election is irrevocable.

   5. No Rollovers from Employer-Sponsored Retirement Plans - You may not roll over distributions from your employer's qualified retirement plan, 403(a) annuity plan, 403(b) tax-sheltered annuity, or 457(b) eligible governmental deferred compensation plan into your Roth IRA.

H. TRANSFER DUE TO DIVORCE - If all or any part of your Roth IRA is awarded to your spouse or former spouse in a divorce or legal separation proceeding, the amount so awarded will be treated as the spouse's Roth IRA (and may be transferred pursuant to a court-approved divorce decree or written legal separation agreement to another Roth IRA of your spouse), and will not be considered a taxable distribution to you. A transfer is a tax-free direct movement of cash and/or property from one Roth IRA to another.

I. RECHARACTERIZATIONS - If you make a Premium payment to a Traditional IRA and later recharacterize either all of a portion of the original Premium to a Roth IRA along with net income attributable, you may elect to treat the original Premium as having been made to the Roth IRA. The same methodology applies when recharacterizing a Premium from a Roth IRA to a Traditional
   IRA. If you have converted from a Traditional IRA to a Roth IRA you may recharacterize the conversion along with net income attributable back to the Traditional IRA. The deadline for completing a recharacterization is your tax filing deadline (including any extensions), for the year for which the original Premium was made or conversion completed.

LIMITATIONS AND RESTRICTIONS:

A. SPOUSAL ROTH IRA - If you are married and have compensation, you may make payments to a Roth IRA established for the benefit of your spouse, regardless of whether or not your spouse has compensation. You must file a joint income tax return for the year for which the Premium is made. Your Premium may be further limited if your MAGI falls with the minimum and maximum thresholds.

   The amount of your Premium to your Roth IRA and your spouse's Roth IRA is the lesser of 100 percent of your combined compensation or $6,000 for years 2002-2004, $8,000 for 2005-2007 and $10,000 for 2008. This amount may be increased with cost-of-living adjustments in 2009 and beyond. However, you may not make a payment of more than the individual Premium limit to each Roth IRA. Your Premium may be further limited if your MAGI falls within the minimum and maximum thresholds.

   If your spouse is age 50 or older by the close of the taxable year, and is otherwise eligible, you may make an additional Premium to your spouse's Roth IRA. The maximum additional Premium is $500 for years 2002-2005, and $1,000 for years 2006 and beyond.

B. GIFT TAX -Transfers of your Roth IRA assets to a Beneficiary made during your life and at your request may be subject to federal gift tax under Code section 2501.

C. SPECIAL TAX  TREATMENT - Capital gains  treatment and 10-year forward  income
   averaging  authorized  by  Code  section  402  do  not  apply  to  Roth   IRA
   distributions.

D. INCOME TAX TREATMENT - Any nonqualified withdrawal of earnings from your Roth IRA may be subject to federal income tax withholding. You may, however, elect not to have withholding apply to your Roth IRA withdrawal. If withholding is applied to your withdrawal, not less than 10 percent of the amount withdrawn must be withheld.

E. PROHIBITED TRANSACTIONS - If you or your Beneficiary engage in a prohibited transaction with your Roth IRA, as described in Code section 4975, your Roth IRA will lose its tax-deferred status, and you must generally include the value of the earnings in your gross income for the taxable year you engage in the prohibited transaction. The following transactions are examples of prohibited transactions with your Roth IRA: (1) taking a loan from your Roth IRA; (2) buying property for personal use (present or future) with Roth IRA funds; or (3) receiving certain bonuses or premiums because of your Roth IRA.

F. PLEDGING - If you pledge any portion of your Roth IRA as collateral for a loan, the amount so pledged will be treated as a distribution, and may be included in your gross income for the taxable year in which you pledge the assets to the extent it represents earnings.

FEDERAL TAX PENALTIES:

A. EARLY DISTRIBUTION PENALTY - If you are under age 59-1/2 and receive a nonqualified Roth IRA distribution, an additional tax of 10 percent will generally apply to the amount includible in income in the year of the distribution. If you are under age 59-1/2 and receive a distribution of conversion amounts within the five-year period beginning with the year in which  the  conversion  occurred,  an  additional  tax  of  10  percent  will generally apply to the distribution. The additional tax of 10 percent will generally not apply if a distribution is made on account of 1) death, 2) disability, 3) a qualifying rollover, 4) the timely withdrawal of an excess Premium, 5) a series of substantially equal periodic payments (at least annual payments) made over your life expectancy or the joint life expectancy of you and your Beneficiary, 6) medical expenses which exceed 7.5 percent of your adjusted gross income, 7) health insurance payments if you are separated from employment and have received unemployment compensation under a federal or state program for at least 12 weeks, 8) certain qualified education expenses, 9) first-home purchases (up to a life-time maximum of $10,000), or 10) a levy issued by the IRS.

B. EXCESS PREMIUM PENALTY - An additional tax of six percent is imposed upon any excess Premiums you make to your Roth IRA. This additional tax will apply each year in which an excess remains in your Roth IRA. An excess Premium is any Premium amount that exceeds the amount that you are eligible to contribute.

C. EXCESS ACCUMULATION PENALTY - As previously described, your Beneficiary(ies) is generally required to take certain required minimum distributions after your death. An additional tax of 50 percent is imposed on the amount of the required minimum distribution which should have been taken but was not.

D. PENALTY REPORTING - You must file IRS Form 5329 along with your income tax return to the IRS to report and remit any additional taxes.

OTHER:

A. IRS PLAN APPROVAL - The Endorsement used to establish this IRA has been approved by the IRS. The IRS approval is a determination only as to form. It is not an endorsement of the plan in operation or of the investments offered.

B. ADDITIONAL INFORMATION- You may obtain further information on Roth IRAs from your District Office of the IRS. In particular, you may wish to obtain IRS Publication 590, Individual Retirement Arrangements, by calling 1-800-TAX-FORM, or visiting www.irs.gov on the Internet.